UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): March 5, 2007

Naturade, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-7106-A	23-2442709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Valencia Ave. Suite 100, Brea, California 92823
(Address of principal executive offices) (Zip Code)

714-573-4800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Other Events.

Item 5.01   Chapter 11 Bankruptcy Plan Approval.

The Company’s plan of reorganization under Chapter 11 was approved on February 28, 2007, by the United States Bankruptcy Court, Central District of California, Santa Ana Division (Case No. SA 06-11493 RK). The reorganization plan received virtually unanimous support from the Company’s creditors and shareholders, as well as strong support from the Company’s lenders and the Company’s Unsecured Creditors Committee. The Company expects to emerge from Chapter 11 before the end of March 2007 and will remain a fully reporting publicly traded company.

The reorganization plan provides for a recapitalization of the Company with the Company’s controlling shareholder, Redux Holdings, Inc. (RDXH.PK) providing a substantial cash infusion to meet the Company’s future working capital needs. In addition to a comprehensive debt restructuring, the reorganization plan features an equity allocation and the plan allows for the retention of an equity interest by existing shareholders in the company.

Item 5.02 - Appointment of Director.

At a Board of Directors (the Board) meeting held on March 2, 2007, the Board unanimously voted to appoint a new independent director Stephen L. Scott, to fill the vacant position on the Board. The addition to the Board was made to insure further compliance with the Sarbanes-Oxley Act and the Board’s need to have independent directors.

Stephen L. Scott is a management and organizational consultant with over 20-years experience with diverse manufacturing businesses, including a specific background with developmental stage companies. Since 1996, Mr. Scott has been President of Technology Acquisition Group, providing expertise in corporate growth planning, strategic partner development, finance, operations, team building, product opportunity identification, corporate re-engineering and mergers and acquisitions. In addition to early stage and small companies, he has performed projects with Fortune 1000 firms such as IBM, GE, AT&T, Bristol-Myers Squibb, Warner-Lambert, Johnson & Johnson and Ayerst-Wyeth. Mr. Scott received his Juris Doctorate and Masters of Business Administration degrees from National University and his Bachelor of Science degree from the University of Akron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2007	NATURADE, INC. /s/ Gary Cannon Gary Cannon Secretary